Exhibit 5.1
Opinion of Bennett Jones LLP
June 12, 2009
Precision Drilling Trust
Suite 4200, 150 — 6th Avenue S.W.
Calgary, AB T2P 3Y7
Dear Sirs/Mesdames:

Re:	Unit Option Plan of Precision Drilling Trust
We have acted as Canadian counsel to Precision Drilling Trust, an Alberta unincorporated open-ended investment trust (“Precision”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by Precision with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by Precision of trust units (the “Units”) in connection with the exercise of options pursuant to an employee trust unit option plan (the “Option Plan”). This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.
We have examined the Registration Statement and the Option Plan, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such trust and corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of representatives of Precision.
In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.
Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Units shall have been issued in accordance with the terms of the Option Plan, the Units will be validly issued, fully paid and non-assessable.
This opinion is based upon and limited to the laws of the Province of Alberta and the federal laws of Canada applicable therein.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the related prospectus.
Yours very truly,
/s/ Bennett Jones LLP